Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (the "Agreement") is entered into by and between RB Capital, Inc. ("RB Capital") and its principals Brett Rosen and Deborah Braun (collectively, the "RB Capital Parties") and Judith Braun (who is executing this agreement with respect to sections 4 and 5 only); on the one hand; and GreenBox POS; GreenBox POS, LLC; and Ben Errez and Fredi Nisan (collectively, the "GreenBox Parties"), on the other. The RB Capital Parties and the GreenBox Parties are collectively referred to herein as simply the "Parties," and each is sometimes individually referred to herein as a "Party."

RECITALS

WHEREAS, a dispute has arisen between the Parties arising out of an investment and loans RB Capital made with and to some of the GreenBox Parties; and

WHEREAS, in connection with the dispute between the Parties, on 24 April 2019, RB Capital filed a complaint against the GreenBox Parties, and each of them, in the Superior Court for the State of California, County of San Diego, Case No. 37-2019-21137 (the "Action"); and on 1 October 2019, RB Capital filed a First Amended Complaint in that Action against the GreenBox Parties, and each of them, alleging claims of fraud, breach of fiduciary duty, breach of contract, and other related claims; and

WHEREAS, on 31 October 2019, the GreenBox Parties filed in the Action a Cross- Complaint against the RB Capital Parties, alleging claims of fraud, breach of contract, tortious interference, insider trading, and other related claims; and

WHEREAS, the Parties desire to settle their differences with respect to all of the matters referenced above without further litigation and without any admission of fault or wrongdoing by any Party;

NOW, THEREFORE, in consideration of the covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT AND RELEASES

1.	The recitals above are hereby incorporated herein by reference and made a part of this Agreement.

2.

Payments and Deliveries. On the execution of this Agreement by all Parties hereto, GreenBox POS (the Nevada public company, also known as "GRBX") hereby agrees to pay and deliver to RB Capital the following:

(a)     $250,000 by attorney's trust account check, subject to clearance and collection, which check will be drawn on a bank having a branch within the State of California, County of San Diego, under the following conditions:

(i)	$200,000 will be applied to any and all outstanding principal balance of the $200,000 Convertible Promissory Note between RB Capital and GreenBox POS, dated November 26, 2018;

(ii)	$50,000 will be applied to any and all outstanding principal balance of the $300,000 Convertible Promissory Note between RB Capital and GreenBox POS, LLC; dated March 15, 2018.

(b)     6 million shares of GreenBox POS stock (GRBX), issued by GRBX under the following conditions:

(i)	The 6 million shares shall be issued pursuant to and as provided by the conversion rights in the $300,000 Convertible Promissory Note between RB Capital and GreenBox POS, LLC; dated March 15, 2018.

(ii)

The 6 million shares shall be fully paid and non-assessable; will be represented by new stock certificates issued directly by GRBX to and in the name of RB Capital by book entry with VStock Transfer, GRBX's transfer agent; will not be certificates that have been assigned to RB Capital by any transferor; will be issued pursuant to and shall be subject to and in full compliance with rule 144, regardless whether GRBX is current in its SEC and other required filings. This transfer will be initiated and completed as soon as possible and no later than 72 hours after the execution of this Agreement; and documentation reasonably acceptable to RB Capital's counsel shall be delivered to RB's counsel within that time period, evidencing 6 million shares of GRBX newly issued shares, reflected on the books and records of GRBX's transfer agent as being direct-issue shares in the name of RB Capital.

(iii)

GreenBox POS represents that it does not intend any dilution of its stock until GreenBox POS is ready for a major capital raise. GreenBox POS cannot warrant or guarantee that no dilution event will occur in the future as a result of capital raise or other transactions.

(iv)

Nonetheless, all the 6 million shares issued to RB Capital under this Agreement and remaining with VStock (or any successor to VStock as the public company may appoint) at the time of issuance will be anti- dilutive for three years from the date of the full execution of the Settlement Agreement. This means that the 6 million shares to be delivered under this Settlement Agreement (and excluding any other shares that RB Capital already owns or in the future acquires from other sources) shall continue to comprise no less than 3.4% of the issued and outstanding stock of GreenBox. The calculation to determine the percentage is as follows: 6 million shares divided by (6M shares + the 170,643,055 shares currently issued and outstanding) = 3.4%.

(v)	RB's sale of GreenBox POS shares in any one quarter may not exceed 5% of the total number of GRBX shares outstanding as of the end of the prior quarter.

(vi)	RB Capital will not short GreenBox POS stock.

(vii)	GreenBox POS will use best efforts to bring GRBX stock into compliance as soon as possible, including completion of the pending audit.

(viii)	GreenBox POS will use best efforts to achieve removal of the stop sign from the stock as soon as possible.

(ix)	GreenBox POS will use best efforts to get GRBX stock re-listed on the OTCQB as soon as possible.

(x)

RB irrevocably grants to GreenBox POS the exclusive right, privilege, and option (but not an obligation) to repurchase any of the remaining 6 million shares not previously sold by RB, held in book entry, in whole or in part. The price to be paid by GreenBox POS for any or all of those shares that it elects to purchase, shall be at the higher of: (i) then-current market value; or (ii) ten cents ($.10) per share).

(xi)	RB Capital will retain all earnings and proceeds it received from any previous sales of GreenBox POS stock.

(xii)	RB Capital will retain and, subject to the terms of this Settlement Agreement, it may dispose of the approximately 2.5 million shares of GRBX it currently owns.

(c)	RB Capital agrees that it will:

(i)	Waive any and all interest for the $200,000 Convertible Promissory Note between RB Capital and GreenBox POS, dated November 26, 2018.

(ii)	Waive any and all interest, and any claimed principal balance, for the

$300,000 Convertible Promissory Note between RB Capital and GreenBox POS, LLC; dated March 15, 2018.

(iii)

Relinquish any and all claim to any benefit described in the Share Purchase Agreement between RB Capital and GreenBox POS, LLC (dated January 10, 2018), including, but not limited to, any equity ownership stake in GreenBox POS, LLC.

(iv)	Cooperate with GreenBox POS and its auditors to provide any and all other necessary accounting documents, as may be requested, to facilitate the settlement and related transactions.

(d)     As a result of this settlement between the parties, both the $200,000 Convertible Promissory Note and the $300,000 Convertible Promissory Note will be considered fully repaid and/or forgiven, with no obligation of any kind owed by the GreenBox Parties to RB with respect to these notes.

3.

Deadline for Payment and Deliveries. Counsel for the GreenBox Parties shall confirm via email to RB Capital's counsel that GreenBox POS has deposited $250,000 in escrow with its counsel and that counsel is holding those funds in its attorney's trust account and, to the best of counsel's knowledge, those funds are good funds, before the RB Capital Parties will execute this Agreement. The $250,000 shall be paid, and the transfer of 6 million shares shall be initiated to RB Capital simultaneously with the execution of this Agreement by all parties.

(a)     The $250,000 shall be paid by attorney trust account check, payable to Shustak Reynolds & Partners, P.C. The Shustak firm will ask its bank to advise it when the funds have cleared and may be drawn against and will promptly notify GreenBox's counsel if and when those funds have cleared its bank. The GreenBox Parties will issue a Form 1099 to Shustak Reynolds & Partners, P.C. for the full $250,000. RB Capital will be solely responsible for paying any and all income taxes and penalties arising from this payment, if any.

(b)     The 6 million shares shall be transferred from GreenBox POS to RB Capital by book entry with VStock Transfer, with the transfer being initiated and instructions submitted to the transfer agent, and the transfer being completed with documentation reasonably acceptable to RB Capital's counsel evidencing the transfer and the shares being in the name of RB Capital, such transfer being completed and documentation being provided to RB Capital's counsel within seventy two (72) hours after execution of this Agreement by all parties. If GreenBox delivers the $250,000.00 but fails to promptly deliver the 6 million shares then, in that event, RB Capital will promptly return the

$250,000.00; neither party nor their counsel may release, from escrow, the Request for Dismissals with prejudice they are holding in escrow; and this litigation will continue.

If counsel for the GreenBox Parties has not confirmed by January 31, 2020, that counsel

(i) is holding in escrow the $250,000 payment or is in possession of the certified check for that amount; (ii) the 6 million shares are ready to be registered in RB Capital's name; and

(iii) all GreenBox Defendants have executed this Agreement, this Agreement and RB Capital's willingness to enter into this Agreement shall expire and be of no further force or effect. Likewise, if RB Capital Parties fail to execute this Agreement in full by January 31, 2020, then the GreenBox Parties' willingness to enter into this Agreement shall expire and be of no further force or effect.

4.

Dismissal of Claims. Upon execution of this Agreement, RB Capital will provide counsel for the GreenBox Parties a fully executed Request for Dismissal with prejudice of all claims asserted in the First Amended Complaint; and the GreenBox Parties will provide counsel for the RB Capital Parties a fully executed Request for Dismissal with prejudice of all claims asserted against the RB Capital Parties, including Judith Braun, in the Cross- Complaint. The GreenBox Parties agree that they will hold and not file the RB Capital

Parties' Request for Dismissal until receiving written, email confirmation from RB Capital's attorneys that (i) the payment has cleared its bank and constitutes good funds; and (ii) the shares discussed above have been transferred into RB Capital's name and the documentation provided to RB Capital's counsel is reasonably acceptable to them to evidence that GRBX has issued shares directly to, and in the name of RB Capital. Likewise, RB Capital Parties agree that they will hold and not file the GreenBox Parties' Request for Dismissal until a full and final execution of this Agreement by all Parties and counsel and until the payment has cleared its counsel's bank account and shares discussed above are timely delivered, as specified above. Upon delivery of said money; timely delivery of the shares; and upon receiving written, email confirmation from RB Capital's counsel that the $250,000.00 payment has cleared its bank account and reasonably acceptable documentation has been provided confirming the issuance of the GRBX shares directly in RB Capital's name, the RB Capital Parties will immediately file said Requests for Dismissal on behalf of both sides.

5.

Mutual Releases. Upon payment of the monetary consideration set forth above; the full execution of this Agreement; written notification that the funds have cleared RB Capital's attorney's account; and timely delivery of the 6 million shares as specified above, all to have taken place no later than seventy two hours after January 31, 2020, each of the Parties does hereby fully release every other one of the Parties, including but not limited to Judith Braun, and their agents, officers, directors, employees, partners, attorneys, insurance companies, insurers, subsidiaries, related entities, representatives, predecessors, successors, and assigns, from any and all claims, whether past, present, or future, and from all liability and from any form or amount of damages directly or indirectly arising from, related to, sustained in connection with this dispute or this lawsuit. Nothing stated herein shall constitute a release of the GreenBox Parties' claims against anyone other than the RB Capital Parties and Judith Braun. By signing this Agreement, the GreenBox Parties are not hereby releasing and are, in fact, fully preserving any and all claims they have, without limitation, against Yoram Dahan, Melissa Dahan, Forty8 Ltd., and Trustees of the Melissa H. Dahan Living Trust (collectively, "the Dahan Parties").

6.

Waiver of Civil Code Section 1542. This Agreement is intended as a full and complete release and discharge of the claims the Parties have and/or may have against each other based on any and all acts, conduct, or omissions occurring on or before the Effective Date of this Agreement (as defined in Paragraph 22 below), and any and all damages arising from, related to, or sustained by reason of those claims, whether the claims and the damages are now known or unknown, expected or unexpected, or have already developed or appeared or may now be unknown but in the future may appear, develop, or become known. Accordingly, the Parties each expressly waive all rights under section 1542 of the Civil Code of the State of California. The Parties understand that section 1542 of the Civil Code provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Parties hereby represent they have read and had an opportunity to consult with counsel regarding the meaning and implications of California Civil Code section 1542, and each Party does hereby waive any rights under this provision. The Parties acknowledge that the foregoing waiver of section 1542 of the California Civil Code was separately bargained for. It is the Parties' intent that the full release provided for in this Agreement be construed as broadly as possible to include any claims arising in any way connected to the Parties' dispute and the Action.

7.

Attorneys' Fees and Costs for Underlying Dispute/Action. Each Party to this Agreement agrees to bear its/his/her own attorneys' fees and costs relating to the claims released in this Agreement, including any fees or costs incurred in connection with the Parties' dispute and the Action, and further agrees that the Party will not pursue recovery of any costs or attorneys' fees.

8.

Notice. Notice and service under this Agreement shall be by U.S. Mail and e-mail and shall be considered received the next business day after it is sent. Notice and service shall be addressed as follows, unless a Party notifies any other in writing of a different address:

To RB Capital Parties:	To GreenBox Parties:

Shustak Reynolds & Partners, P.C.	Mintz Levin
Attn: Erwin J. Shustak, Esq.	Attn: Natalie Prescott, Esq.
Kara Siegel, Esq.	Evan Nadel, Esq.
401 West A Street, Suite 2200	3580 Carmel Mountain Road, Suite 300
San Diego, CA 92101	San Diego, CA 92130

9.

No Admission. It is understood and agreed by the Parties that this Agreement is in compromise of certain disputed claims and is not an admission of any fact or liability for all or any part of any such claims, and that the consideration referenced herein is being made to bring this dispute and the issues raised in the Action to a conclusion without additional legal fees or costs being incurred.

10.

Binding Effect; Applicable Law; Etc. As provided by Evidence Code 1123(b), this Agreement is enforceable, binding, and admissible in a court of law. This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of California. Exclusive jurisdiction to resolve any dispute between the Parties regarding this Agreement lies and shall remain with the San Diego Superior Court, which shall retain jurisdiction until all the terms of the Agreement have been carried out.

11.

Interpretation of Ambiguities. The Parties acknowledge that: (1) this Agreement and its reduction to final form are a result of good-faith negotiations among the Parties and/or their counsel; (2) counsel or the Parties have carefully reviewed and examined the Agreement for execution by the Parties; and (3) any statute or rule of construction under which ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.

Enforceable Provisions Survive. If any provision of this Agreement shall be adjudged by a court to be void and/or unenforceable, this shall in no way affect any other provision of this Agreement, nor the validity or enforceability of the Agreement as a whole.

13.

Persons Bound. This Agreement is binding upon and inures to the benefit of each Party and each of the Parties' respective agents, owners, associates, employees, representatives, directors, officers, members, managers, partners, attorneys, predecessors, successors, assigns, and all other persons or entities acting by, through, under, or in concert with each Party.

14.

Warranty of Capacity to Execute Agreement. Notwithstanding the GreenBox Parties' pending cross-claims against the Dahan Parties, each Party represents and warrants that no other person or entity has or had any interest in the claims, demands, obligations, or causes of action referred to in this Agreement; that the Party has the sole right and exclusive authority to execute this Agreement and receive the consideration specified in it; and that the Party has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action referred to in this Agreement.

15.

Execution of Agreement. This Agreement may be executed by separately signed signature pages, and when so executed shall have the full force and effect as if all Parties had signed a single original Agreement. Facsimile and/or PDF signatures may be used by the Parties as if they were originals and shall have full force and effect.

16.

Integration. This Agreement is a fully integrated contract and constitutes the entire agreement between the Parties with respect to the settlement of the claims and all other related matters referenced within this Agreement.

17.

Agreement Understood. The Parties each certify they have read all of this Agreement and fully understand the same, and that they have consulted with and received full legal advice regarding this Agreement. The parties acknowledge that there have been no representations or warranties made regarding the tax consequences of the settlement and each party agrees to be responsible for what tax consequences may arise to it, him, or her from this settlement and to consult with qualified tax professionals, if necessary.

18.

Amendment / Waiver of Breach of Agreement. This Agreement may be amended only by written agreement signed by each of the Parties, and any alleged breach of this Agreement may be waived only by a written waiver signed by the Party granting the waiver. This Agreement and any such amendments or waivers of breach may only be executed directly by the Parties.

19.	Effectiveness. This Agreement shall become effective immediately upon execution by all the Parties ("Effective Date").

20.	Effect of Headings. The subject headings of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

UNDERSTOOD, ACCEPTED AND AGREED.

Date: January , 2020
Brett Rosen
On behalf of RB Capital Partners, Inc.

Date: January , 2020
Brett Rosen

Date: January , 2020
Deborah Braun

Date: January , 2020
Ben Errez
On behalf of GreenBox POS, a Nevada corporation

Date: January , 2020
Ben Errez
On behalf of GreenBox POS, LLC, a Washington limited liability company

Date: January , 2020
Ben Errez

Date: January , 2020
Fredi Nisan

Date: January , 2020
Judith Braun (with respect to sections 4 and 5 only)

APPROVED AS TO FORM ONLY:

Date: January , 2020
Erwin Shustak, Esq.
On behalf of RB Capital Partners, Inc., Brett Rosen, Deborah Braun, and Judith Braun

Date: January , 2020
Natalie Prescott, Esq.
On behalf of GreenBox POS; GreenBox POS, LLC; Ben Errez; and Fredi Nisan